EXHIBIT 23





                INDEPENDENT AUDITORS' CONSENT




The Great Atlantic & Pacific Tea Company, Inc.:

We consent to the incorporation by reference in Registration Statement No. 2-92428 on Form S-8, Post Effective Amendment No.7 to Registration Statement No. 2-59290 on Form S-8, Post Effective Amendment No. 3 to Registration Statement No. 2-73205 on Form S-8, Registration Statement No. 333-36225 on Form S-3 and Registration Statement No. 333-80347 on Form S-3 of our report dated April 5, 2000, contained in the Company's 1999 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of the Great Atlantic & Pacific Tea Company, Inc. for the year ended February 26, 2000.





/s/ Deloitte & Touche LLP
Deloitte & Touche
Parsippany, New Jersey
May 22, 2000